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                                                                   Exhibit 23.2






                            Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in this Registration Statement and related Prospectus of HORIZON Pharmacies, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated March 31, 2000, except for the third paragraph of Note 7(A) as to which the date is April 14, 2000, with respect to the consolidated financial statements and schedule of HORIZON Pharmacies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                       /s/ ERNST & YOUNG LLP


Oklahoma City, Oklahoma
April 28, 2000